EXHIBIT 3.2.2
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                                   ECO CORPORATION

                                    BY-LAW NO. 10

                  A BY-LAW TO AMEND BY-LAW NO. 8 OF ECO CORPORATION

                    BE IT ENACTED as a by-law of ECO CORPORATION as follows:

          ARTICLE I

          1.01 By-Law No. 8 of the Corporation be and it is hereby amended by deleting Section 8.05 therefrom and substituting therefor the following:

                    "8.05 RECORD DATE FOR DIVIDENDS AND RIGHTS -- The Board may fix in advance a date, preceding by not less than 10 days and not more than 31 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of right to subscribe for securities of the Corporation as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities and to receive the warrant or other evidence in respect of such right, notwithstanding the transfer or issue of any shares after the record date so fixed."

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                    PASSED by the directors and confirmed by the
          Shareholders of the Corporation pursuant to the Business Corporations Act, 1982, (Ontario).

                    DATED the 29th day of May, 1991.


                                   _______________________________
                                             President

                                   _______________________________
                                             Secretary